Exhibit 10.2

June 23, 2026

America’s Car-Mart, Inc.

1805 N 2nd St Suite 401

Rogers, AR 72756

Attn: Board of Directors

Ladies and Gentlemen:

This letter engagement agreement (“Agreement”) is entered into by and among Jackson Square Advisors, LLC, a Connecticut limited liability company (“Jackson Square Advisors”), Gilbert Nathan, an individual and the Managing Member of Jackson Square Advisors (“Gil Nathan” and collectively with Jackson Square Advisors, the “GN Parties”), on the one hand, and America’s Car-Mart, Inc., a Texas corporation (“Company”), and confirms and sets forth the terms and conditions of the engagement (the “Engagement”) of the GN Parties by the Company, including the scope of the services to be performed and the basis of compensation for those services.

1.               Description of Services.

(a)             Independent Board Member. In connection with this Engagement, Gil Nathan shall serve as an independent member (“IBM”) of the Board of Directors of the Company (the “Board”) and of certain of its subsidiaries. No other person or entity shall act as an IBM under this Agreement.

(b)             Duties. The IBM shall have those powers and duties as prescribed herein and in the Company’s bylaws and as normally associated with the position of an independent member of the board of directors of corporations comparable to the Company and such other powers and duties as may be deemed appropriate and necessary, including, without limitation, to:

(i)              Evaluate strategic alternatives with the goal of maximizing value for the Company and its subsidiaries;

(ii)            Perform such other services as may be reasonably requested or deemed appropriate; and

(iii)          Take any and all actions necessary to fulfill the responsibilities set forth above, including executing all necessary documentation on behalf of the Company to effectuate the same.

2.               Information Provided by the Company. The Company shall: (i) provide the IBM with reasonable access to management and other representatives of the Company and its subsidiaries, except to the extent that any such access may impair any attorney-client privilege between the Company and its subsidiaries (or any of them) and any representative; and (ii) furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that the IBM reasonably requests in connection with the services to be provided to the Company. The IBM will rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by the IBM in connection with the services performed for the Company. The Company acknowledges and agrees that the IBM is not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein, provided that if the IBM becomes aware of material inaccuracies or errors in any such information he shall promptly notify the Board of the Company of such errors, inaccuracies or concerns. The IBM is under no obligation to update data submitted to him or to review any other information unless specifically requested by the Board to do so.

3.               No Other Representations, Warranties or Guarantees. Except as otherwise expressly set forth in this Agreement, the parties to this Agreement do not make, and hereby disclaim, any representations, warranties or guarantees. The GN Parties hereby specifically disclaim any representation, warranty or guaranty that (i) an appropriate sale transaction, restructuring proposal or strategic alternative can be formulated for or executed by the Company and its subsidiaries, (ii) any sale transaction, restructuring proposal or strategic alternative presented to the Company’s or its subsidiaries’ management or the Board of the Company or its subsidiaries will be more successful than all other possible sale transactions, restructuring proposals or strategic alternatives, (iii) a sale transaction is the best course of action for the Company and its subsidiaries, or (iv) if formulated, any proposed sale transaction, restructuring plan or strategic alternative will be accepted by any of the Company’s and its subsidiaries’ creditors and other constituents.

4.               Compensation.

(a)             As compensation for the services to be provided hereunder by all GN Parties, Jackson Square Advisors will be paid, in advance, $45,000, per month in the aggregate with the first monthly fee due upon election of this Agreement and thereafter payable in advance on the first business day of each calendar month, for a guaranteed term of 3 months. In addition, Jackson Square Advisors shall be entitled to a $4,000 per diem payable for days on which Gil Nathan devotes more than four hours of service as an IBM to activities outside the scope of normal director duties, including, without limitation, being deposed, preparing for deposition, or appearing as (or preparing to appear as) a witness in court.

(b)             In addition, Gil Nathan will be reimbursed for his reasonable and documented out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, local transportation, reasonable working meals, duplicating, messenger and other delivery fees, telephone and internet charges, and reasonable fees and expenses of counsel and/or other advisors engaged by the GN Parties as necessary to perform under this Agreement, which counsel and advisors shall be reasonably acceptable to the Company. Gil Nathan will not incur any expense in excess of $1,000 without prior approval of the Company.

(c)             The GN Parties will regularly send the Company invoices monthly indicating fees and costs and expenses incurred. Payment is due upon receipt of each invoice.

5.               Term and Termination.

(a)             The term of this Agreement shall commence on the date on which this Agreement has been executed below by all parties hereto, and shall continue until terminated in accordance with this Section 5(a). Any party hereto may terminate this Agreement for any or no reason upon ten days’ written notice to the other party to this Agreement.

(b)             On termination of this Agreement, any undisputed fees and expenses due to the GN Parties shall be remitted promptly (including fees and expenses that accrued prior to but are duly invoiced subsequent to such termination).

(c)             The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

(d)             Notwithstanding the notice period set forth in this Section 5, the IBM’s right to participate in meetings of the Board or to vote as a member of the Board shall terminate immediately upon notice being given of the IBM’s termination or resignation.

6.               No Audit. The Company acknowledges and agrees that the GN Parties are not being requested or engaged hereby to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.               No Third Party Beneficiary. The Company acknowledges that all advice (written or oral) provided by the GN Parties to the Company in connection with this Engagement is intended solely for the benefit and use of the Company (limited to its Board and management and the board and management of its subsidiaries) in considering the matters to which this Engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without the GN Parties’ prior approval (which shall not be unreasonably withheld), except as required by law, regulation (including stock exchange rules) or legal or administrative process.

8.               Conflicts. The GN Parties are not currently aware of any relationship or circumstance that has created or would create a conflict of interest with the Company, the provision of the services to be rendered hereunder to the Company or those parties-in-interest of which you have made the GN Parties aware. Without limiting the generality of the preceding sentence, no GN Party has any conflicting interests with the Company or its subsidiaries, or any officers or directors of the Company or its subsidiaries, or any material vendors or customers of the Company or its subsidiaries or any lender to the Company or its subsidiaries. Such conflicting interests would include any financial, professional or employment relationship with any of the foregoing. The GN Parties will not be restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals whose interests may be in competition with the Company, provided the GN Parties make appropriate arrangements to ensure that the confidentiality of information is maintained and provided that the GN Parties will not represent the interests of any such entities or individuals directly in connection with the matters in which the GN Parties are serving the Company.

9.               Confidentiality. The GN Parties shall keep as confidential all non-public information received from the Company, its subsidiaries, or their respective advisors in conjunction with this Agreement, except: (i) as requested by the Company or its legal personnel; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this Agreement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this Section 9.

10.            Indemnification/Limitations on Liability. The Company shall indemnify the IBM to the same extent as the most favorable indemnification they each extend to their respective officers, directors or managers, whether under the Company’s articles or certificates of incorporation, bylaws, under applicable law, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the IBM. The IBM shall be covered as a director under the Company’s existing director and officer liability insurance policy(ies), copies of which have separately been provided to the GN Parties. As a condition of Gil Nathan accepting this engagement, endorsements to such director and officer liability policy(ies) evidencing such coverage shall be furnished to the IBM prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior, written notice to the IBM of cancellation, non-renewal, or material adverse change in coverage, scope, or amount of such director and officer liability policy(ies). The provisions of this Section 10 are in the nature of contractual obligations and no change in applicable law or the Company’s charters, bylaws, operating agreements or other organizational documents or policies shall affect the Indemnified Parties’ (as defined in the attached Indemnification and Limitation of Liability Agreement) rights hereunder. The attached Indemnification and Limitation of Liability Agreement is incorporated herein and the termination of this Agreement or the Engagement shall not affect the Indemnification and Limitation of Liability Agreement, which shall remain in full force and effect.

11.            Miscellaneous.

(a)             This Agreement (together with the attached Indemnification and Limitation of Liability Agreement), including, without limitation, the construction and interpretation hereof and thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would defer to the laws of another jurisdiction.

(b)             The Company and the GN Parties agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of any party hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of the parties hereunder.

(c)             The GN Parties shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

(d)             This Agreement shall be binding upon the GN Parties and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of the GN Parties’ or the Company’s respective businesses and/or assets, including any Chapter 7/11 Trustee.

(e)             This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto, and may not be amended or modified except in writing executed by the Company and the GN Parties.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

/
JACKSON SQUARE ADVISORS, LLC

By: /s/ Gilbert Nathan
Gilbert Nathan, Managing Member

/s/ Gilbert Nathan
Gilbert Nathan, individually

Accepted and agreed:

America’s Car-Mart, Inc., a Texas corporation

By: /s/ Douglas Campbell

Name: Douglas Campbell

Its: President, CEO

INDEMNIFICATION AND LIMITATION OF LIABILITY AGREEMENT

This Indemnification and Limitation of Liability Agreement is made part of an agreement, dated June [●], 2026 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Jackson Square Advisors, LLC (“Jackson Square Advisors”) and Gil Nathan, Managing Member of Jackson Square Advisors (“Gil Nathan” and together with Jackson Square Advisors, the “GN Parties”) on the one hand, and America’s Car-Mart, Inc., a Texas corporation (“Company”), and their permitted successors and assigns, on the other hand, for services to be rendered to the Company by the GN Parties.

A. The Company agrees to indemnify and hold harmless each of the GN Parties, and their affiliates, heirs, successors, permitted assigns (as set forth in the Agreement) and employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others reasonably incurred as a result of and in the course of investigating, preparing or defending any action or claim in connection with litigation in which any Indemnified Party is a party or as to which a claim against an Indemnified Party has been, asserted in writing, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement, whether covered by insurance or not; provided, however, such indemnity shall not apply to (i) any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s breach of the confidentiality obligations contained in this Agreement, gross negligence or willful misconduct; (ii) any claim by the Company against the GN Parties as to the GN Parties’ breach of the GN Parties’ express obligations under this Agreement and (iii) limited by applicable law. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Gil Nathan, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct or to the extent the limitation of such liability is limited by applicable law and (b) in no event will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the Engagement or the Agreement, as a result of or in connection with the Agreement or the GN Parties’ role under the Agreement, the GN Parties or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or the GN Parties or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize, or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for his, her or its out of pocket expenses, including the reasonable fees and expenses of his, her or its counsel.

C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. To the fullest extent permitted under applicable law, the Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of his, her or its own choice, and to the maximum extent permitted under applicable law the Company shall promptly advance the reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of his, her or its own choice at his, her or its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E. In the event the Company and the GN Parties seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which the GN Parties would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys’ fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys’ fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim.

F. Neither termination of the Agreement nor termination of the GN Parties’ engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the articles or certificates of incorporation or operating agreements or bylaws of the Company, any other agreements, any vote of members of the Company, any applicable law or otherwise.

JACKSON SQUARE ADVISORS, LLC

By: /s/ Gilbert Nathan
Gilbert Nathan, Managing Member

/s/ Gilbert Nathan
Gilbert Nathan, individually

America’s Car-Mart, Inc., a Texas corporation

By: /s/ Douglas Campbell

Name: Douglas Campbell

Its: President, CEO